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Exhibit 99.1

FOR IMMEDIATE RELEASE
January 7, 2019

First Financial Corporation and HopFed Bancorp, Inc.
Sign Merger Agreement

        TERRE HAUTE, IN and HOPKINSVILLE, KY (January 7, 2019)—First Financial Corporation (NASDAQ: THFF) ("First Financial") and HopFed Bancorp, Inc. (NASDAQ: HFBC) ("HFBC") jointly announced today the execution of a definitive merger agreement under which HFBC will merge into First Financial in a cash and stock transaction. Upon completion of the merger, Heritage Bank USA, Inc. ("Heritage"), a wholly owned subsidiary of HFBC, will merge into First Financial Bank, N.A. ("First Financial Bank"), a wholly owned subsidiary of First Financial.

        Under the terms of the merger agreement, which was unanimously approved by the boards of both companies, stockholders of HFBC may elect to receive either (or a combination of) 0.444 shares of First Financial common stock or $21.00 in cash for each share of HFBC common stock owned, subject to proration provisions specified in the merger agreement that provide for a targeted aggregate split of 50% of HFBC shares being exchanged for First Financial common stock and 50% for cash. Based upon First Financial's closing price of $43.01 on January 4, 2019, and assuming that a stockholder received 50% stock and 50% cash, the purchase price would be worth $20.05 per share, with an aggregate transaction value of approximately $128.3 million.

        HFBC, headquartered in Hopkinsville, Kentucky, has approximately $905 million in consolidated assets and through Heritage operates 18 bank branches and 3 loan production offices in Kentucky and Tennessee. Heritage has 11 branch offices in Kentucky in the communities of Benton, Cadiz, Calvert City, Elkton, Fulton, Hopkinsville and Murray, and seven branch offices in Tennessee in the communities of Ashland City, Clarksville, Erin, Kingston Springs and Pleasant View.

        First Financial, headquartered in Terre Haute, Indiana, has assets of approximately $3.0 billion and operates 65 banking centers in east-central Illinois and west-central Indiana through First Financial Bank. If the proposed merger is completed as expected, it is anticipated that First Financial will have total combined consolidated assets of approximately $3.9 billion.

        "This acquisition is exciting for our company. Heritage provides us with an opportunity to leverage our capabilities and expand into new markets. We look forward to continuing Heritage's commitment to its customers and the communities it serves," commented Norman L. Lowery, President and CEO of First Financial.

        John Peck, President and CEO of HFBC, added, "We are pleased for our stakeholders. The agreement with First Financial provides us with stability and growth opportunities that will allow our customers to continue to enjoy a great relationship with a strong community-focused financial organization."

        The transaction is expected to close in the second quarter of 2019 and is subject to customary closing conditions, including, but not limited to, receipt of regulatory and HFBC stockholder approvals. First Financial will be the surviving company and will continue its existence under the laws of the State of Indiana.

        First Financial was advised by the investment banking firm of Raymond James & Associates, Inc. and the law firm of SmithAmundsen LLC. HFBC was advised by the investment banking firm of Sandler O'Neill + Partners, L.P. and the law firm of Jones Walker LLP, Washington, D.C. Keefe, Bruyette & Woods, Inc. rendered a fairness opinion to HFBC in connection with the transaction.

About First Financial Corporation

        First Financial is a financial holding company headquartered in Terre Haute, Indiana. It offers a wide variety of financial services including commercial, mortgage and consumer lending, lease financing, trust account services and depositor services through its subsidiaries, First Financial Bank and The Morris Plan Company of Terre Haute, Inc. First Financial provides the largest financial services delivery system in its service area, with 65 banking centers in east-central Illinois and west-central Indiana and more than 100 FirstPlus ATMs. The Morris Plan Company of Terre Haute, Inc. offers loans to consumers, savings accounts and certificates of deposit. For more information and financial data, please visit the "Investor Relations" section of First Financial's website at www.first-online.com.

About HopFed Bancorp

        HFBC is the holding company for Heritage, a Kentucky state chartered commercial bank headquartered in Hopkinsville, Kentucky. Heritage has 18 branch offices in western Kentucky and middle Tennessee and loan production offices in Nashville, Murfreesboro, and Brentwood, Tennessee. Heritage offers a broad line of banking and financial products and services with the personalized focus of a community banking organization. For more information about Heritage and HFBC visit the "Investor Relations" section of HFBC's website at www.bankwithheritage.com.

Important Additional Information About the Merger

        In connection with the proposed merger, First Financial intends to file a registration statement on Form S-4 with the Securities and Exchange Commission ("SEC"), which will include a proxy statement of HFBC and a prospectus of First Financial, and each party will file other documents regarding the proposed merger with the SEC. A definitive proxy statement/prospectus will also be sent to the HFBC stockholders entitled to vote at the special meeting relating to the proposed merger. Before making any voting or investment decision, HFBC stockholders are urged to carefully read the entire registration statement and proxy statement/prospectus and any other relevant documents filed with the SEC, including any amendments or supplements thereto and any documents incorporated by reference therein, when they become available because they will contain important information about the proposed merger.

        The registration statement and proxy statement/prospectus and any other relevant documents filed with the SEC (when they become available) and any other documents filed by First Financial or HFBC with the SEC, may be obtained free of charge at the SEC's website at www.sec.gov. In addition, these documents filed by First Financial may be obtained free of charge at the "Investor Relations" section of First Financial's website at www.first-online.com and the documents filed by HFBC may be obtained free of charge at the "Investor Relations" section of HFBC's website at www.bankwithheritage.com. Alternatively, these documents can be obtained free of charge from First Financial upon written request to First Financial Corporation, Attention: Rodger A. McHargue, Chief Financial Officer and Secretary, One First Financial Plaza, P.O. Box 540, Terre Haute, Indiana 47808 or by calling (812) 238-6000 or from HFBC upon written request to HopFed Bancorp, Inc., Attention: Michael Woolfolk, Secretary, P.O. Box 537, Hopkinsville, Kentucky 42241 or by calling (270) 887-8400.

Proxy Solicitation

        First Financial, HFBC, and their directors, executive officers, and certain other persons may be deemed, under SEC rules, to be participants in the solicitation of proxies from HFBC's stockholders in connection with the proposed merger. Information regarding the interests of such individuals in the proposed merger will be included in the registration statement and the proxy statement/prospectus when they become available. You may obtain information about First Financial's executive officers and directors in First Financial's definitive proxy statement for its 2018 annual meeting of shareholders, which was filed with the SEC on March 14, 2018. You may obtain information about HFBC's executive officers and directors in HFBC's definitive proxy statement for its 2018 annual meeting of stockholders, which was filed with the SEC on April 20, 2018. To the extent holdings of such participants in First Financial's or HFBC's respective securities are not reported, or have changed since the amounts described in the previously mentioned proxy statements, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Free copies of these documents may be obtained as described above.

No Offer or Sale

        This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. This press release is also not a solicitation of any vote in any jurisdiction pursuant to the proposed merger or otherwise. No offer of securities or solicitation will be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended. This press release is not a substitute for the proxy statement/prospectus that will be filed with the SEC.

Forward-Looking Statements

        Certain statements contained in this press release, which are not statements of historical fact, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, certain plans, expectations, goals, projections, and benefits relating to the proposed merger between First Financial and HFBC, which are subject to numerous assumptions, risks and uncertainties. Words such as "believes," "anticipates," "may," "will," "should," "likely," "expected," "estimated," "intends," "future," "plan," "goal," "seek," "project," and other similar expressions may identify forward-looking statements, but are not the exclusive means of identifying such statements. Please refer to each of First Financial's and HFBC's Annual Report on Form 10-K for the year ended December 31, 2017, as well as their other filings with the SEC, for a more detailed discussion of risks, uncertainties, and factors that could cause actual results to differ from those discussed in the forward-looking statements.

        Forward-looking statements are not historical facts but instead express only management's beliefs regarding future results or events, many of which, by their nature, are inherently uncertain and outside of management's control. It is possible that actual results and outcomes may differ, possibly materially, from the anticipated results or outcomes indicated in these forward-looking statements. In addition to factors previously disclosed in reports filed by First Financial and HFBC with the SEC, risks and uncertainties for First Financial, HFBC, and the combined company include, but are not limited to: the possibility that any of the anticipated benefits of the proposed merger will not be realized or will not be realized within the expected time period; the risk that integration of HFBC's operations with those of First Financial will be materially delayed or will be more costly or difficult than expected; the inability to close the proposed merger in a timely manner; the inability to complete the proposed merger due to the failure of HFBC's stockholders to adopt the merger agreement; diversion of management's attention from ongoing business operations and opportunities; the failure to satisfy other conditions to completion of the proposed merger, including receipt of required regulatory and other approvals; the failure of the proposed merger to close for any other reason; the challenges of integrating and retaining key employees; the effect of the announcement of the proposed merger on First Financial's, HFBC's, or the combined company's respective customer relationships, operating results, or market price; the possibility that the proposed merger may be more expensive to complete than anticipated, including as a result of unexpected or unknown factors, events, or liabilities; potential litigation or regulatory action related to the proposed merger; and general competitive, economic, political and market conditions, and fluctuations. All forward-looking statements included in this press release are made as of the date hereof and are based on information available at the time of the press release. Except as required by law, neither First Financial nor HFBC assumes any obligation to update any forward-looking statement.

Contacts:

First Financial Corporation
Norman L. Lowery, 812-238-6487
President and CEO

HopFed Bancorp, Inc.
John E. Peck, 270-885-1171
President and CEO

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  Exhibit 99.1
First Financial Corporation and HopFed Bancorp, Inc. Sign Merger Agreement